Exhibit 99.1

News Release

CMC Announces Appointment of Michael “Mike” Dumais to Board of Directors

Irving, TX – April 13, 2026—CMC (NYSE: CMC) (“CMC” or the “Company”) today announced that it has named Michael “Mike” Dumais to the Company’s Board of Directors (the “Board”), effective June 23, 2026.

Mr. Dumais brings more than 30 years of leadership experience across industrial operations and corporate strategy. Most recently, he served as Executive Vice President and Chief Transformation Officer at Raytheon Technologies Corporation, where he led enterprise-wide transformation initiatives following the merger of United Technologies Corporation and Raytheon Company. Previously, Mr. Dumais held senior leadership roles at United Technologies Corporation, including Executive Vice President, Operations and Strategy, overseeing operations, supply chain, strategy, and mergers and acquisitions for the company’s global portfolio. Mr. Dumais also serves on the board of directors at Baker Hughes Company.

“We are pleased to welcome Mike to our Board of Directors,” said Robert S. Wetherbee, CMC’s Chairman of the Board. “His experience supporting multifaceted industrial organizations both at a management and board level will add meaningful insight as we advance our strategic priorities and continue to deliver value for our stakeholders.”

“Mike’s experience aligns closely with CMC’s strategic priorities, particularly our emphasis on operational and commercial excellence and transformative growth,” said Peter Matt, President and Chief Executive Officer of CMC. “He brings valuable perspectives shaped by leading large industrial teams and managing complex operations, and we look forward to his contributions.”

Mr. Dumais’ appointment increases the number of directors serving on the Board from nine to ten, nine of whom are independent. He will serve on the Audit and Finance Committees of the Board.

Mr. Dumais earned a Bachelor of Science in Electrical Engineering from Virginia Tech, a Master of Science in Electrical Engineering from the University of Pennsylvania, and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

About CMC

CMC is a Fortune 500 company headquartered in Irving, Texas, and a leading provider of early-stage construction solutions that support the foundational phases of modern infrastructure and building projects. Founded in 1915, CMC has grown from a single-site recycling operation to one of the largest U.S. manufacturers of steel reinforcing bar (“rebar”), a leading producer of subgrade soil stabilization and foundation enhancement solutions and a major supplier of concrete pipe and precast products.

Through an extensive manufacturing network primarily located in the United States and Central Europe, with strategic operations in the United Kingdom, Europe and Asia, CMC serves infrastructure, non-residential, residential, industrial and energy markets. While often unseen, CMC’s products are essential to highways, bridges, airports, commercial buildings and other critical structures that support everyday life.

(CMC Press Release - Page 2)

Media Contact: Susan Gerber, 214-689-4300